CENTRAL AND SOUTH WEST CORPORATION
                 AGGREGATE INVESTMENT IN EXEMPT ENTITIES
                          As of March 31, 1997
                              (UNAUDITED)
                               (millions)


KVA                                                     $  11.1
Newgulf                                                    18.0
SEEBOARD*                                                 829.0
Altamira                                                   35.7
Guna                                                        0.4
                                                     ----------
                                                        $ 894.2
                                                     ==========

* SEEBOARD plc is an indirect wholly owned subsidiary of CSW International Two, Inc.